Exhibit 99.1

Contact:	David A. Johnson
President and CEO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES RECORD THIRD QUARTER REVENUE AND BACKLOG

HOUSTON, TEXAS November 15, 2006 - Geokinetics Inc. (OTCBB: GKNT)  Geokinetics’ third quarter 2006  revenue of $50.4 million exceeded third quarter 2005 revenue of $15.5 million by 225%. This growth reflects Geokinetics’ strategy to increase crew count through acquisitions and to continue investing in state-of-the-art recording equipment that can add value for clients with unique processing needs. The Company expects revenue growth to continue as the reported results only include 22 days of operations from the acquisition of Grant Geophysical, which was completed on September 8, 2006.

The Company is providing EBITDA (defined below) to facilitate comparisons with prior performance and peers. EBITDA increased to $2.6 million for the third quarter of 2006 compared to $0.7 million for the third quarter of 2005. This reflects an improvement in performance despite the expensing of approximately $1.4 million in costs incurred in connection with the Grant acquisition this quarter. These expenses coupled with short term financing costs contributed to a net loss of $(1.9) million, or ($0.34) per share (on 5.6 million fully diluted shares) for the three months ended September 30, 2006. For the three months ended September 30, 2005, Geokinetics reported net income of $0.4 million, or $0.13 per share (on 2.8 million fully diluted shares). Share and per share amounts are fully reflective of the Company’s recent one for ten reverse stock split.

Commenting on the quarter’s results, David A. Johnson, Geokinetics’ President and Chief Executive Officer, said “The third quarter reflects continuing improvement in our seismic data acquisition segment. The acquisitions of Trace Energy Services, Ltd. in December 2005, and Grant Geophysical, Inc. in September 2006, contributed to an increase in our seismic data acquisition revenues during the third quarter from $14.7 million in 2005 to $48.5 million in 2006. Net Income from seismic data acquisition increased to $2.3 million in the third quarter of 2006 from $2.0 million in the third quarter of 2005. We are optimistic about the prospects for the seismic data acquisition

GEOKINETICS INC. (OTCBB: GKNT)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX

business, both domestically and internationally, and expect to operate up to twenty seismic data acquisition crews during the remainder of 2006. With the acquisition of Grant, we have an international footprint which increases our ability to meet the needs of our customers worldwide. We are successfully integrating Grant with our existing seismic data acquisition segment and as part of the integration, all of our seismic data acquisition crews are being branded uniformly as “Geokinetics” crews.

Revenues from data processing increased from $0.9 million during the third quarter of 2005 to $1.9 million during the third quarter of 2006 and losses in the data processing segment narrowed from $(1.0) million in the third quarter of 2005 to $(0.5) million in the third quarter of 2006. We are seeing that the investments we are making in technology and professional staff are beginning to show results and we expect results will continue to improve throughout the remainder of 2006 and 2007.

Our earnings for the quarter were affected by one-time costs related to the acquisition of Grant and interest on the short-term financing incurred to fund the acquisition of Grant. We expect to refinance the acquisition debt with a combination of debt and equity in the next two quarters.”

Mr. Johnson continued:  “We are very encouraged with the outlook for our industry, the continuing growth in our backlog, which is now at $232 million and the larger opportunities now available to Geokinetics as a result of these strategic acquisitions and our capital expenditure program. We continue executing our plan to create shareholder value by refinancing the short term loans, pursuing a listing on a more recognized stock exchange and beginning to tell Geokinetics’ story to the investment community.”

More detailed information is available in the Company’s Form 10-Q and more detailed pro forma financial results will be available in a Form 8-K which the Company intends to file by November 24, 2006.

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense), and Depreciation & Amortization. See below for reconciliation from Net Income to EBITDA amounts referred to above:

	For the Quarter Ended September 30 (in thousands)
	2006	2005

Net Income (Loss)	$(1,922)	$416
Provision (Benefit) for Income Taxes	(877)	—
Other Expense	1,833	73
Depreciation & Amortization	3,608	239

EBITDA	$2,642	$728

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry. Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokineticsinc.com.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans and statements with respect to future benefits. These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to execute our business plan and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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